PREMIUM CREDIT RIDER
RELIASTAR
LIFE INSURANCE COMPANY
OF NEW YORK

A Stock Company
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                      (HEREINAFTER CALLED WE, US AND OUR)


           THE DEATH BENEFIT WILL BE REDUCED BY THE FORFEITURE OF THE
                       PREMIUM CREDIT AS DESCRIBED BELOW.

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control where there is a conflict between this Rider and the Contract. This Rider is effective as of the Contract Date.

CREDIT ADDED TO PREMIUM
A Credit will be added to each Premium Payment applied to the Accumulation Value within the first Contract Year. The Credit will be applied pro rata to each Variable Separate Account Division or Guaranteed Interest Division in the same ratio as the applicable Premium Payment. The Credit is equal to [4%] of the Premium Payment applied to the Accumulation Value.

FORFEITURE OF CREDIT
The amount of the Credit, but not the earnings thereon, will be forfeited if:

     1. The "Right to Examine" provision is exercised, as stated in the Contract;

     2. The Owner (or Annuitant if the Owner is a non-natural person) dies within 12 months after the Credit is applied; provided however, this provision will not impact credits applied prior to the death of the Owner (the first Owner to die, if there are Joint Owners) if the Contract is continued on the life of a surviving spouse; or

     3. All or part of a Premium Payment for which a Credit is applied is withdrawn during the first seven Contract Years. For each withdrawal, the percentage of the Credit to be forfeited will be calculated by multiplying the percentage of the premium withdrawn which represents Premium Payments made in the first Contract Year by the appropriate percentage shown below; or

     4. The Contract is surrendered within the first seven Contract Years. The percentage of the Credit to be forfeited will equal the amount shown below.

      Complete Years Elapsed
      At Time of Withdrawal
      Or Full Surrender       0%      1      2     3    4     5     6    7+
      ---------------------------------------------------------------------
      Amount of Credit       100%    100%   75%   75%  50%   50%   25%   0%
      Forfeited


   Not withstanding 3. and 4. above:
     (1) If the Contract is continued on the life of the surviving spouse, this provision will not impact credits applied prior to the death of the Owner (the first Owner to die, if there are Joint Owners) if a Partial Withdrawal is made or the Contract is surrendered (a) after the death of the Owner; and (b) such death occurs after the first Contract Year; or

     (2) If a non-spouse beneficiary elects to continue the Contract as their own for purposes of taking distributions as permitted under the Contract, this provision will not impact credits applied prior to the death of the Owner (the first Owner to die, if there are Joint Owners) if a Partial Withdrawal is made or the Contract is surrendered after the death of the Owner.

   Free Amounts, as described in the Contract Schedule, are not treated as withdrawals of Premium Payments for purposes of 3. above. Any forfeited amounts will be deducted on a pro rata basis from all Divisions in which the Accumulation Value is allocated at the time of withdrawal.

RLNY-RA-1089                           1

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RIDER CHARGE

The charge for this Rider is equal to a maximum annual rate of [0.50%] of the Contract's Accumulation Value, deducted daily on a pro rata basis from each Division in the Variable Separate Account and from the Accumulation Value in the General Account. It is assessed for a seven-year period following the Contract Date. Any due and unpaid Rider Charges existing at the time payments begin under an income option will continue to be deducted, or, if a fixed Annuity Income Option is elected, reflected in the payment rates.

                                       Signed: /S/ JR Gelder
                                               President

RLNY-RA-1089                           2